Exhibit 10.5

Execution Version

AMENDMENT NO. 2

Dated as of November 5, 2012

to

AMENDED AND RESTATED SENIOR SECURED NOTE PURCHASE AGREEMENT

Dated as of February 10, 2011

THIS AMENDMENT NO. 2 (“Amendment”) is made as of November 5, 2012 by and among Encore Capital Group, Inc. (the “Company”) and the undersigned holders of Notes (the “Noteholders”). Reference is made to that certain Amended and Restated Senior Secured Note Purchase Agreement, dated as of February 10, 2011, between the Company, on the one hand, and the Purchasers named therein, on the other hand (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Note Agreement.

WHEREAS, the Company has requested that the Noteholders agree to certain amendments with respect to the Note Agreement as provided in this Amendment;

WHEREAS, the Noteholders party hereto have agreed to such amendments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders party hereto have agreed to enter into this Amendment.

1. Amendments to Note Agreement. Effective as of the Effective Date, the Note Agreement is amended as follows:

(a) Sections 7.1.1 through 7.1.5, are amended and restated, as follows:

“7.1.1 Within 90 days after the close of each of its fiscal years, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of BDO USA LLP or another nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Holders (provided that so long as the Company is a reporting company, filing of the Form 10-K by the Company with respect to a fiscal year within such 90-day period on the website of the Securities and Exchange Commission at http://www.wec.gov shall satisfy the requirement for the annual audit report and consolidated financial statements for such fiscal year under this Section 7.1.1) and (b) any management letter prepared by said accountants.

7.1.2 Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer, treasurer or assistant treasurer (provided that so long as the Company is a reporting company, filing of the Form 10-Q by the Company with respect to a fiscal quarter within such 45-day period on the website of the Securities and Exchange Commission at http://www.sec.gov shall satisfy the requirement for certified quarterly consolidated financial statements for such fiscal quarter under this Section 7.1.2).

7.1.3 On the same date as the filing of the financial statements required under Sections 7.1.1 and 7.1.2, a compliance certificate signed by its chief financial officer, treasurer or assistant treasurer showing the calculations necessary to determine compliance with Sections 10.1, 10.3, 10.4, 10.5, 10.12, 10.13, 10.14, 10.15, 10.17, 10.18 and 10.19, an Officer’s Certificate stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Company and each of its principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto (provided that so long as the Company is a reporting company, inclusion of the certificates required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002 in the Form 10-K or Form 10-Q filed by the Company pursuant to Sections 7.1.1 or 7.1.2 shall satisfy the requirement for such certification of compliance with the Sarbanes-Oxley Act under this Section 7.1.3).

7.1.4 [Intentionally Omitted]

7.1.5 As soon as possible and in any event within 10 days after the Company knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, treasurer or assistant treasurer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.”

(b) Section 7.1.11 is amended and restated, as follows:

“7.1.11 Such other information (including non-financial information, and including the audit report with respect to the following reports and evaluations (but not the reports or evaluations themselves): the Commercial Finance Examination Reports and evaluations of the Bureau Enhanced Behavioral Liquidations Score and the Unified Collections Score) as any holder of Notes may from time to time reasonably request.”

(c) Section 7.3 is amended and restated, as follows:

“7.3 Inspection; Keeping of Books and Records. The Company will, and will cause each Subsidiary to, permit the holders of Notes, by their respective representatives and agents (at reasonable times and upon reasonable advance written notice, so long as no Default or Event of Default has occurred and is continuing) to inspect (including without limitation to conduct an annual field examination of) any of its Property, including, without limitation, an audit by professionals (including consultants and accountants) retained by the Required Holders of the Company’s practices in the computation of the Borrowing Base, inspection and audit of the Collateral, books and financial records of the Company and each other Credit Party, to examine and make copies of the books of account and other financial records of the Company and each other Credit Party, and to discuss the affairs, finances and accounts of the Company and each other Credit Party with, and to be advised as to the same by, their respective officers and their independent public accountants. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If an Event of Default has occurred and is continuing, the Company, upon the Required Holders’ request, shall turn over copies of any such records to the Required Holders or their representatives. Without limiting the Company’s obligations under Section 15, the Company shall pay the fees and expenses of the holders of the Notes and such professionals with respect to such examinations, audits and evaluations; provided, that the Required Holders shall undertake only one (1) field examination/audit during any period of twelve (12) consecutive months at the Company’s expense. Notwithstanding the foregoing, in addition to the field examinations and audits described above, the Required Holders may have additional field examinations and audits done if an Event of Default shall have occurred and be continuing, at the Company’s expense.”

(d) Section 9.2 is amended and restated, as follows:

“9.2 Conduct of Business.

The Company will, and will cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the Amendment No. 2 Effective Date; provided that in no event shall any member of the Propel Group engage in any business such that it would acquire any material amount of Receivables to the extent such Receivables could be Eligible Receivables if held by a Credit Party, and (ii) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) as permitted by Section 10.2, and (ii) to the extent that the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.”

(e) Section 9.4 is amended to insert the word “reasonably” in the second sentence immediately prior to the word “acceptable.”

(f) Section 9.7 is amended and restated, as follows:

“9.7 Guarantors.

The Company shall cause each of its Subsidiaries (other than the Excluded Subsidiaries, Immaterial Subsidiaries and each member of the Propel Group)) to guarantee pursuant to the Multiparty Guaranty or supplement or counterpart thereto (or, in the case of a Foreign Subsidiary, any other guaranty agreement requested by the Required Holders) the obligations of the Company evidenced by the Notes and under the other Transaction Documents. In furtherance of the above, after the formation or acquisition of any Subsidiary the Company shall promptly (and in any event upon the earlier of (x) such time as such Subsidiary becomes a guarantor, co-borrower or other obligor under the Credit Agreement and (y) within 45 days after such formation or acquisition): (i) provide written notice to the holders of Notes upon any Person becoming a Subsidiary, setting forth information in reasonable detail describing all of the assets of such Person; (ii) cause such Person (other than any Excluded Subsidiary, Immaterial Subsidiary and member of the Propel Group) to execute a supplement or counterpart to the Multiparty Guaranty and such other Collateral Documents as are necessary for the Company and its Subsidiaries to comply with Section 9.8; (iii) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person and each other Pledge Subsidiary to be delivered to the Collateral Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Collateral Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Required Holders; and (iv) deliver such other documentation as the Required Holders may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent requested by the Required Holders, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Required Holders. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver the Multiparty Guaranty (or supplement thereto) or such other guaranty agreement if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and, in lieu thereof, the Company and the relevant Subsidiaries shall provide the pledge agreements required under this Section 9.7 or Section 9.8. Notwithstanding the foregoing, the Company will be required to comply with this Section 9.7 (a) with respect to any member of the Propel Group to the extent that the provisions of the Propel Indebtedness no longer prohibits the guaranty of the obligations evidenced by the Notes or the granting of security with respect thereto, and (b) with respect to any Immaterial Subsidiary if it ceases to be an Immaterial Subsidiary under the terms of the definition thereof.”

(g) Section 9.8 is amended to delete the reference to “its counsel” in the last sentence thereof and to replace such reference with “counsel to the holders of the Notes.”

(h) Section 9.9 is amended and restated, as follows:

“9.9 Most Favored Lender.

If at any time any of the Credit Agreement, or any agreement or document related to the Credit Agreement or any Principal Credit Facility of the Company, includes (i) any covenant, event of default or similar provision that is not provided for in this Agreement, or (ii) any covenant, event of default or similar provision that is more restrictive than the same or similar covenant, event of default or similar provision provided in this Agreement (all such provisions described in clauses (i) or (ii) of this Section 9.9 being referred to as the “Most Favored Covenants”), then (a) such Most Favored Covenant shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such provision may thereafter be waived, amended or modified under this Agreement except pursuant to the provisions of Section 17, and (b) the Company shall promptly, and in any event within five (5) Business Days after entering into any such Most Favored Covenant, so advise the holders of Notes in writing. Thereafter, upon the request of the Required Holders, the Company shall enter into an amendment to this Agreement with the Required Holders evidencing the incorporation of such Most Favored Covenant, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.”

(i) Sections 10.1 and 10.2 are amended and restated, as follows:

“10.1 Restricted Payments.

The Company will not, nor will it permit any Subsidiary to, make any Restricted Payment (other than dividends payable in its own capital stock) except that (i) any Subsidiary may declare and pay dividends or make distributions to the Company or a Guarantor, (ii) the Company may, so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, make Restricted Payments in an aggregate amount not to exceed, during any fiscal year of the Company, 20% of the audited Consolidated Net Income for the then most recently completed fiscal year of the Company, (iii) the Company or any Subsidiary may acquire all or any portion of the minority interest in a JV Entity, so long as such acquisition constitutes a Permitted Acquisition, (iv) the Company may (A) effect a conversion of Permitted Indebtedness pursuant to its terms by making any required payments of cash and/or the Company’s capital stock and (B) make a payment of cash to enter into a Permitted Indebtedness Hedge in connection with Permitted Indebtedness, and any payments made in settlement or in performance thereof, and (v) the Company may, so long as the Payment Conditions are satisfied, make repurchases of its capital stock so long as the aggregate cumulative amount expended on and after February 8, 2010 for all such repurchases of capital stock does not exceed $50,000,000. As used herein, “Payment Conditions” means (i) no Default or Event of Default has then occurred and is continuing or would arise after giving effect thereto, and (ii) before and after giving effect (including pro forma effect) thereto, (A) the Company is in compliance with the covenants set forth in Sections 10.12 and 10.13, and (B) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, in each case, then in effect.

10.2 Merger or Dissolution.

The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person or dissolve, except that:

10.2.1 a Subsidiary may merge into (x) the Company, so long as the Company is the survivor of such merger or (y) a Wholly-Owned Subsidiary that is a Guarantor or becomes a Guarantor promptly upon the completion of the applicable merger or consolidation, so long as such Wholly-Owned Subsidiary is the survivor of such merger;

10.2.2 the Company or any Subsidiary may consummate any merger or consolidation in connection with any Permitted Acquisition so long as (i) in the case of the Company, the Company is the surviving entity and (ii) in the case of any Subsidiary, the Company has otherwise complied with Sections 9.7 and 9.8 in respect of the surviving entity; and

10.2.3 the Company and the Subsidiaries may enter into Permitted Restructurings.”

(j) Section 10.3 is amended to delete the reference to “$10,000,000” in subsection 10.3.5 thereof and to replace such reference with “$20,000,000.”

(k) Section 10.4 is amended (i) to delete the language “that the foregoing shall not permit investments the purpose of which is the acquisition of receivables owed by a Person subject to bankruptcy or similar proceedings; provided further” in subsection 10.4.5 thereof, (ii) to delete the reference to “$10,000,000” in subsection 10.4.8 thereof and to replace such reference with “$20,000,000”, and (iii) to insert the following sentence at the end of Section 10.4 immediately following subjection 10.4.10 thereof:

“For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).”

(l) Section 10.5 is amended and restated, as follows:

“10.5 Indebtedness.

The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

10.5.1 the Secured Obligations;

10.5.2 Indebtedness existing on the date hereof and described in Schedule 10.5;

10.5.3 Indebtedness arising under Rate Management Transactions (other than for speculative purposes);

10.5.4 secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Subsidiaries after February 8, 2010 to finance the acquisition of assets used in its business, if (1) the total of all such Indebtedness for the Company and its Subsidiaries taken together incurred on or after February 8, 2010, when aggregated with the Indebtedness permitted under Section 10.5.9, shall not exceed an aggregate principal amount of $15,000,000 at any one time outstanding, (2) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (3) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (4) any Lien securing such Indebtedness is permitted under Section 10.6 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”);

10.5.5 Indebtedness arising from intercompany loans and advances (i) made by any Subsidiary to any Credit Party; provided that the Company agrees that all such Indebtedness owed to any member of the Propel Group by any Credit Party shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Required Holders, (ii) made by the Company to any other Credit Party, (iii) made by the Company or any Subsidiary to any Subsidiary solely for the purpose of facilitating, in the ordinary course of business consistent with past practice as of the Closing Date (and excluding, for the avoidance of doubt, any business relating to the acquisition of receivables owed by a Person subject to bankruptcy or similar proceedings), the payment of fees and expenses in connection with collection actions or proceedings or (iv) made by the Company or any other Credit Party to any member of the Propel Group to the extent such loan would be permitted as an investment in compliance with the final proviso of Section 10.4.5;

10.5.6 guaranty obligations of the Company of any Indebtedness of any Subsidiary permitted under Section 10.5.2;

10.5.7 guaranty obligations of any Subsidiary of the Company that is a Guarantor with respect to any Indebtedness of the Company or any other Subsidiary permitted under this Section 10.5, other than the Permitted Foreign Subsidiary Non-Recourse Indebtedness;

10.5.8 [Intentionally Omitted];

10.5.9 additional unsecured Indebtedness of the Company or any Domestic Subsidiary, to the extent not otherwise permitted under this Section 10.5; provided, however, that the aggregate principal amount of such additional Indebtedness, when aggregated with the Indebtedness permitted under Section 10.5.4 shall not exceed $20,000,000 at any time outstanding;

10.5.10 bonds or other Indebtedness required by collections licensing laws in the ordinary course of the Credit Parties’ business;

10.5.11 Indebtedness, liabilities and contingent obligations incurred or assumed in connection with a Permitted Acquisition; provided, however, that any such Indebtedness incurred or assumed by a Person that is a Foreign Subsidiary after giving effect to the consummation of such Permitted Acquisition shall be permitted only to the extent such Indebtedness constitutes Permitted Foreign Subsidiary Non-Recourse Indebtedness;

10.5.12 [Intentionally Omitted];

10.5.13 Permitted Foreign Subsidiary Non-Recourse Indebtedness;

10.5.14 Indebtedness constituting Permitted Foreign Subsidiary Investments/Loans;

10.5.15 additional unsecured or subordinated Indebtedness of the Company or any of its Domestic Subsidiaries, to the extent not otherwise permitted under this Section 10.5; provided, however, that (i) the aggregate principal amount of such additional Indebtedness shall not exceed $150,000,000, and (ii) if such Indebtedness is subordinated, the terms of such subordination shall be reasonably acceptable to the Required Holders;

10.5.16 the Propel Indebtedness, provided that the aggregate principal amount thereof does not exceed $200,000,000, and the unsecured guaranty obligations of the Company of such Propel Indebtedness; and

10.5.17 so long as no Default or Event of Default then exists or would result therefrom, Indebtedness of any Credit Party not otherwise permitted pursuant to this Section 10.5 in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided, that such Indebtedness shall be limited to a letter of credit facility provided to or for the benefit of the Company and/or its Subsidiaries.”

(m) Section 10.6 is amended (i) to delete the reference to “survey exceptions” in subsection 10.6.8 thereof and to replace such reference with “survey or title exceptions” and (ii) to delete the “and” at the end of subsection 10.6.14, to delete the period at the end of subsection 10.6.15 and replace such period with “; and”, and to insert the following new subsection 10.6.16:

“10.6.16 Liens securing Indebtedness permitted by Section 10.5.17; provided that the holder(s) of such Indebtedness and the Collateral Agent shall have entered into an intercreditor agreement with respect to such Liens (and the assets subject to such Liens) that is in form and content acceptable to the Required Holders.”

(n) Section 10.10 is amended (i) to delete clause (v) thereof and to replace such clause with “(v) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with acquisitions or sales of assets,” and (ii) to delete the parenthetical in clause (vii) thereof and to replace such parenthetical with “(it being acknowledged and agreed that none of the Company, the Guarantors or the Domestic Subsidiaries shall make or shall suffer to exist any Contingent Obligation in respect of Indebtedness of Foreign Subsidiaries, except to the extent permitted as Investments under Section 10.4).”

(o) Section 10.14 is amended to delete the reference to “$12,500,000” and to replace such reference with “$20,000,000.”

(p) Section 10.15 is amended to delete the reference to “$12,500,000” and to replace such reference with “15,000,000.”

(q) Section 10.17 is amended and restated, as follows:

“10.17 Acquisitions of Receivables Portfolios.

The Company will not, nor will it permit any other Credit Party to, acquire any single or related series of Receivables Portfolio(s) with a purchase price in excess of the lesser of (i) 50% of Consolidated Tangible Net Worth as of the Company’s most recently ended fiscal quarter and based on the financial statements of the Company delivered hereunder for such fiscal quarter and (ii) $150,000,000 (it being agreed that any one or more tranches or groups of Receivables purchased by one or more Credit Parties from the same seller or an Affiliate of such seller within a period of seven (7) consecutive days shall be deemed to be a single acquisition).”

(r) Section 10.18 is deleted and replaced with “[Intentionally Omitted.]”.

(s) Section 10.19 is amended and restated, as follows:

“10.19 Acquisition of Foreign Receivables.

The Company will not, nor will it permit any Subsidiary to, (i) acquire any Receivable denominated in a currency other than Dollars, (ii) acquire any Receivable with respect to which the debtor is a resident of a jurisdiction other than the United States of America, (iii) acquire any Person which owns any Receivable denominated in a currency other than Dollars or any Receivable with respect to which the debtor is a resident of a jurisdiction other than the United States of America, or (iv) acquire any Person organized under the laws of any jurisdiction other than the United States of America or any state thereof, if, after giving effect to such acquisition, the aggregate outstanding book value (without duplication) of all such Receivables (in the case of clauses (i) and (ii)), all such Receivables owned by such Person (in the case of clause (iii)) and any and all Receivables owned by such Person (in the case of clause (iv)) would exceed in the aggregate 40% of the total book value of all Receivables of the Company and its Subsidiaries at any time.”

(a) Section 11 is amended (i) to delete clause (c) thereof and replace such clause with the following: “(c) the Company defaults in the performance of or compliance with any term contained in Sections 7.1, 7.2, 8.6, 8.7, 9.7, 9.8, 9.10 or 10; or”, (ii) to delete the term “$5,000,000” where it appears in each of clauses (f), (i), (j) and (l) of Section 11 and to replace such term in each case with “$10,000,000, and (iii) to insert the parenthetical “(including any action taken on the part of the Company or its Subsidiaries to assert such invalidity or unenforceability of)” immediately following the words “invalidity or unenforceability” where such words first appear in clause (p) of Section 11.

(t) Schedule B of the Note Agreement is amended to amend and restate the following existing definitions:

““Aggregate Outstanding Revolving Credit Exposure” has the meaning specified in the Credit Agreement as of the date hereof for the term “Aggregate Revolving Credit Exposure.”

“Asset Sale” means, with respect to the Company or any Subsidiary, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a Sale and Leaseback Transaction, and including the sale or other transfer of any of the capital stock or other equity interests of such Person or any Subsidiary of such Person) to any Person other than the Company or any of its Wholly-Owned Subsidiaries other than (i) the sale of Receivables in the ordinary course of business, (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out Equipment disposed of in the ordinary course of business, (iii) leases of assets in the ordinary course of business consistent with past practice, and (iv) sales or dispositions of assets outside the ordinary course of business with an aggregate fair market value not to exceed, during the term of this Agreement, $20,000,000.

“Borrowing Base” means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the holders of Notes on or prior to such date, equal to (i) the lesser of: (1) the Advance Rate of Estimated Remaining Collections (exclusive of any Receivables in any Receivables Portfolio that are not Eligible Receivables) as of the last day of the month for which such Borrowing Base Certificate was provided; and (2) the product of the net book value of all Receivables Portfolios acquired by any Credit Party on or after January 1, 2005 multiplied by 95%, minus (ii) the sum of (x) the aggregate principal amount outstanding in respect of the Notes plus (y) the aggregate principal amount outstanding in respect of the Term Loans (as defined in the Credit Agreement); provided, however, that, for purposes of calculating the amount specified in clause (1) above (the “Total ERC Amount”), the Advance Rate of Estimated Remaining Collections attributable to Debtor Receivables shall not at any time exceed an amount equal to 35% of the Total ERC Amount (without regard to this proviso).

“Consolidated EBITDA” means Consolidated Net Income plus, (1) to the extent not included in such revenue, Amortized Collections, and (2) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense (whether actual or contingent), (ii) expense for taxes paid or accrued, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary losses, and (vi) non-cash charges arising from compensation expense as a result of the adoption of amendments to Agreement Accounting Principles requiring certain stock based compensation to be recorded as an expense within the Company’s consolidated statement of operations, minus, to the extent included in Consolidated Net Income, (a) interest income, (b) any extraordinary gains, (c) the income of any JV Entity or any other Person (1) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, and (2) to the extent the Company or any of its Subsidiaries does not control the board of directors or other governing body of such

JV Entity or Person or otherwise does not control the declaration of a dividend or other distribution by such JV Entity or Person, except in each case to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such JV Entity or Person during the relevant period, and (d) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or distributions (including via intercompany advances or other intercompany transactions but in each case up to and not exceeding the amount of such income) by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 5, 2012, by and among the Company, the Lenders and the other Persons party thereto and SunTrust Bank, as administrative agent thereunder, as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Intellectual Property Security Agreements” means the amended and restated intellectual property security agreements executed by the applicable Credit Parties on the Amendment No. 2 Effective Date and such intellectual property security agreements as any Credit Party may from time to time after the Amendment No. 2 Effective Date make in favor of the Collateral Agent for the benefit of the Secured Parties, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Amendment No. 2 Effective Date, among the Collateral Agent, the holders of the Notes and the Agent named therein, as amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations of the Company, or the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any Subsidiary to perform its obligations under the Transaction Documents, or (iii) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Collateral Agent or the holders of Notes thereunder or their rights with respect to the Collateral.

“Permitted Foreign Subsidiary Non-Recourse Indebtedness” means Indebtedness of Foreign Subsidiaries, provided that (a) no Default or Event of Default exists at the time of or immediately after giving effect to the incurrence of such Indebtedness, (b) such Indebtedness is non-recourse at all times to the Company, the Guarantors and the Domestic Subsidiaries, (c) such Indebtedness does not benefit at any time from any direct or indirect guaranties or other credit support from the Company, any Guarantor or any Domestic Subsidiary, and (d) the total principal amount outstanding of such Indebtedness does not exceed 40% of Consolidated Tangible Net Worth at any time.

“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Amendment No. 2 Effective Date, by and between the Credit Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Principal Credit Facility” means any loan agreement, credit agreement, note purchase agreement, indenture or similar document under which credit facilities in the aggregate original principal or commitment amount of at least $20,000,000 are provided for.”

(u) Schedule B of the Note Agreement is amended to add the following new definitions in their appropriate alphabetical order therein:

““Advance Rate” means, for the period commencing on the Amendment No. 2 Effective Date to the first Advance Rate Measurement Date, 33%, and, thereafter, for the period from (but not including) each Advance Rate Measurement Date to the immediately succeeding Advance Rate Measurement Date, the percentage obtained by subtracting from the Advance Rate in effect immediately prior to the first day of such period the difference (the “Cost Differential”, and which may be a positive or negative number) between:

(a) the average “Cost Per Total Dollar Collected” percentage as shown on the Company’s consolidated financial statements for the most recent four consecutive fiscal quarters (for which financial statements have been delivered in accordance with Section 7.1.1 or Section 7.1.2) ending on or before such Advance Rate Measurement Date; and

(b) the average “Cost Per Total Dollar Collected” percentage as shown on the Company’s consolidated financial statements for the most recent four consecutive fiscal quarters (for which financial statements have been delivered in accordance with Section 7.1.1 or Section 7.1.2) ending on or before the Advance Rate Measurement Date immediately preceding such Advance Rate Measurement Date;

provided that if the resulting Cost Differential includes a fractional amount, the fractional portion thereof shall be ignored when determining the Cost Differential on the applicable Advance Rate Measurement Date but shall be added (or subtracted, as applicable) to the Cost Differential obtained on the following Advance Rate Measurement Date (with any resulting fractional portion again being ignored and added (or subtracted, as applicable) subsequently); provided further that, except as set forth in the immediately following proviso, in no event shall the Advance Rate ever be lower than 30% or higher than 35% and provided further that the Advance Rate to be applied with respect to the Estimated Remaining Collections from Debtor Receivables shall in all events be 55%. The Company shall set forth in reasonable detail the calculations of the Advance Rate on each compliance certificate delivered pursuant to Section 7.1.3.

“Advance Rate Measurement Date” means each date on which the Company’s financial statements required to be delivered pursuant to Section 7.1.1 or Section 7.1.2 have been filed with the Securities and Exchange Commission.

“Aggregate Revolving Commitment” has the meaning specified in the Credit Agreement as of the date hereof.

“Amendment No. 2 Effective Date” means November 5, 2012.

“Debtor Receivables” means a Receivable the obligor on which is subject to bankruptcy or similar proceedings.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Company (x) whose consolidated tangible assets (as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the holders of the Notes pursuant to this Agreement and computed in accordance with Agreement Accounting Principles), when added to the consolidated tangible assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the holders of the Notes pursuant to this Agreement and computed in accordance with Agreement Accounting Principles), do not constitute more than 5.0% of the Consolidated Tangible Assets and (y) whose consolidated net revenue, when added to the consolidated net revenue attributable to all other Immaterial Subsidiaries, does not constitute more than 5.0% of consolidated net revenue of the Company and its Subsidiaries (in each case, as determined for the four fiscal quarter period most recently ended for which financial statements have been delivered to the holders of the Notes pursuant to this Agreement).”

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that (a) the Noteholders shall have received (i) counterparts of this Amendment, duly executed by the Company and the Required Holders, and the Consent and Reaffirmation attached hereto duly executed by the Guarantors, (ii) a fully executed copy of the Credit Agreement, which shall be in form and substance reasonably satisfactory to the Required Holders, (iii) fully executed copies of each of the Intercreditor Agreement, the Pledge and Security Agreement and the Intellectual Property Security Agreements, each of which shall be in form and substance reasonably satisfactory to the Required Holders, (iv) their ratable share of an amendment fee equal to 5 basis points multiplied by the aggregate principal amount of the Notes outstanding on the date hereof, and (v) such other opinions, instruments and documents as are reasonably requested by the Noteholders and (b) the Company shall have paid, to the extent invoiced, all fees and expenses of the Noteholder (including attorneys’ fees and expenses) in connection with this Amendment and the other Transaction Documents.

3. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) This Amendment and the Note Agreement as amended hereby constitute legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

(b) As of the date hereof and giving effect to the terms of this Amendment, (i) there exists no Default or Event of Default and (ii) the representations and warranties contained in Section 5 of the Note Agreement are true and correct, except for representations and warranties made with reference solely to an earlier date, which are true and correct as of such earlier date.

4. Reference to and Effect on the Note Agreement.

(a) Upon the effectiveness hereof, each reference to the Note Agreement in the Note Agreement or any other Transaction Document shall mean and be a reference to the Note Agreement as amended hereby.

(b) Except as specifically amended above, the Note Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Other than as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Noteholders, nor constitute a waiver of any provision of the Note Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

ENCORE CAPITAL GROUP, INC.

By:	/s/ J. Brandon Black
Name:	J. Brandon Black
Title:	President

Signature Page to Amendment No. 2

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Cornelia Cheng
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Cornelia Cheng
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: Prudential Investment Management, Inc., investment manager

By:	/s/ Cornelia Cheng
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By: Prudential Investment Management, Inc., investment manager

By:	/s/ Cornelia Cheng
Vice President

Signature Page to Amendment No. 2

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011

CONSENT AND REAFFIRMATION

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 2 to the Amended and Restated Senior Secured Note Agreement dated as of February 10, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) by and between Encore Capital Group, Inc. (the “Company”) and the holders of Notes party thereto (the “Noteholders”), which Amendment No. 2 is dated as of November 5, 2012 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Note Agreement. Without in any way establishing a course of dealing by any Noteholder, each of the undersigned agrees to be bound by its obligations under Section 1 of the Amendment and consents to the Amendment and reaffirms the terms and conditions of the Multiparty Guaranty, the Pledge and Security Agreement and any other Transaction Document executed by it and acknowledges and agrees that such agreement and each and every such Transaction Document executed by the undersigned in connection with the Note Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

All references to the Note Agreement contained in the above-referenced documents shall be a reference to the Note Agreement as modified by the Amendment and as each of the same may from time to time hereafter be amended, modified or restated.

Dated: November 5, 2012

[Signature Page Follows]

MIDLAND CREDIT MANAGEMENT, INC.		PROPEL ACQUISITION LLC

By:	/s/ J. Brandon Black	By:	/s/ J. Brandon Black
Name:	J. Brandon Black	Name:	J. Brandon Black
Title:	President	Title:	President

MIDLAND PORTFOLIO SERVICES, INC.		MIDLAND FUNDING LLC

By:	/s/ J. Brandon Black	By:	/s/ J. Brandon Black
Name:	J. Brandon Black	Name:	J. Brandon Black
Title:	President	Title:	President

MIDLAND INDIA LLC		MIDLAND INTERNATIONAL LLC

By:	/s/ James A. Syran	By:	/s/ J. Brandon Black
Name:	James A. Syran	Name:	J. Brandon Black
Title:	President	Title:	President

MIDLAND FUNDING NCC-2 CORPORATION		MRC RECEIVABLES CORPORATION

By:	/s/ J. Brandon Black	By:	/s/ J. Brandon Black
Name:	J. Brandon Black	Name:	J. Brandon Black
Title:	President	Title:	President

Signature Page to Consent and Reaffirmation

Amendment No. 2

Encore Capital Group, Inc.

Amended and Restated Senior Secured Note Purchase Agreement dated as of February 10, 2011